MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
Filed May 28, 1998

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

EMPIRE BANC CORPORATION
CID #070-234
Resolutions Adopted by the Board of Directors on April 23, 1998
Pursuant to Section 301a of the Michigan Business Corporation Act Relating to Deleting Reference to Par Value

WHEREAS, this Board of Directors deems it to be in the best interest of this Corporation and its shareholders to amend the Articles of Incorporation to Delete all reference to par value.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Section 301a of the Michigan Business Corporation Act, Article III (and any series designation made with respect thereto) of the Articles of Incorporation of this Corporation be and hereby is amended to delete all reference to par value.

CERTIFICATE
The undersigned, William T. Fitzgerald, Jr. hereby certifies that he is a Vice-President and the Secretary of Empire Banc Corporation, a Michigan corporation, and the foregoing is a true and correct copy of a Preamble and Resolution duly adopted at a meeting of the Board of Directors of said Corporation and held April 23, 1998, at which a quorum was present and acting throughout and that such Preamble and Resolution are in full force and effect and have not been amended, rescinded or repealed as of the date hereof.

Dated:  May 26, 1998                         /s/ William T. Fitzgerald, Jr.
                                             ------------------------------
                                             William T. Fitzgerald, Jr.
                                             Vice-President and Secretary